Exhibit 19.1
INSIDER TRADING POLICY
Adopted February 12, 2025
PURPOSE
This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of SailPoint, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal, state, and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. Regulators have adopted sophisticated surveillance techniques to identify insider trading transactions, and it is important to the Company to avoid even the appearance of impropriety.
PERSONS SUBJECT TO THIS POLICY
This Policy applies to all directors, officers, other employees and contingent workers of the Company and its subsidiaries, and other persons as designated by the Company’s General Counsel from time to time (each, a “Covered Person”). This Policy also applies to family members, other members of a person’s household, and entities controlled by a person covered by this Policy, as described below.
TRANSACTIONS SUBJECT TO THIS POLICY
This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures, and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities. Transactions subject to this Policy include purchases, sales, and bona fide gifts of Company Securities.
INDIVIDUAL RESPONSIBILITY
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy and that any family member, household member, or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Company’s General Counsel, or any other employee or director of the Company pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
STATEMENT OF POLICY
It is the policy of the Company that no director, officer, or other employee of the Company (or any other person designated by this Policy or by the Company’s General Counsel as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly or indirectly through family members or other persons or entities:
1.Engage in transactions in Company Securities (which, for the avoidance of doubt, includes gifts and charitable donations), except as otherwise specified in this Policy under the headings “Transactions Under Company Plans and Certain Other Transactions” and “Rule 10b5-1 Plans”;
2.Recommend the purchase or sale of any Company Securities;
3.Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors, and expert consulting firms (i.e., “tipping”), unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4.Assist anyone engaged in the above activities.
In addition, it is the policy of the Company that no Covered Person who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, or that is involved in a potential transaction or business relationship with the Company, may trade in that company’s securities until the information becomes public or is no longer material.
There are no exceptions to this Policy, except as specifically noted herein. Neither transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) nor small transactions are excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION
Material Information: Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Financial results, projections of future earnings or losses, other earnings guidance, changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•A pending or proposed merger, acquisition, tender offer, joint venture, or acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•A Company restructuring;
•A change in dividend policy, the declaration of a stock split, an offering of additional securities, or the establishment of a repurchase program for Company Securities;
•Bank borrowings or other financing transactions out of the ordinary course;
•A significant change in the Company’s pricing or cost structure;
•Major marketing changes;
•A change in senior management or other major personnel changes;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Development of a significant new product, process, or service or other significant product announcements;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Impending bankruptcy or the existence of severe liquidity problems;
•The gain or loss of a significant customer or supplier; and
•Significant cybersecurity incidents.
If you are unsure whether information is material, you should either consult the Company’s General Counsel before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend trading in securities to which that information relates or assume that the information is material.
When Information is Considered Public: Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widelyavailable radio or television programs, publication in a widely-available newspaper, magazine, or news website, or public disclosure documents filed with the Securities and

Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees or if it is only available to a select group of analysts, brokers, and institutional investors.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not transact in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
TRANSACTIONS BY FAMILY MEMBERS AND OTHERS
This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to you or your Family Members.
TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL
This Policy applies to any entities that you influence or control, including any corporations, partnerships, or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
TRANSACTIONS UNDER COMPANY PLANS AND CERTAIN OTHER TRANSACTIONS
This Policy does not apply in the case of the following transactions, except as specifically noted:
1.Stock Option Exercises: This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of, or the tax liability associated with, an option.
2.Restricted Stock Awards: This Policy does not apply to the vesting of restricted stock or restricted stock units or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. The Policy does apply, however, to any market sale of the Company Securities received upon such vesting.
3. 401(k) Plan: This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
4.Employee Stock Purchase Plan: Eligible Covered Persons may participate in the Company’s Employee Stock Purchase Plan (“ESPP”) pursuant to its terms, subject to the limitations set forth in the ESPP and this Policy. Participation in the ESPP is equivalent to the decision to purchase Company Securities. Accordingly, Designated Insiders (as defined below) must make their election to participate in an ESPP purchase period during an open Window Period (as defined below) and the election to participate will be deemed a preclearance request and will granted or refused in accordance with this Policy. Any participation changes permitted under the ESPP during a purchase period (such as payroll deduction amounts or withdrawals from the ESPP) must be made during an open Window Period and only after the granting of a preclearance request under this Policy. Any Company Securities acquired under the ESPP must be sold by Covered Persons in accordance with this Policy.
5.Other Similar Transactions: Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy unless the Company’s General Counsel indicates otherwise.
6.Mutual Funds: Transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.
SPECIAL AND PROHIBITED TRANSACTIONS
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions or should otherwise consider the Company’s preferences as described below:

Short-Term Trading: Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any Designated Insider (as defined below) who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa), and all other Covered Persons are strongly discouraged from doing so.
Short Sales: Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value and, therefore, have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)
Publicly-Traded Options: Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer, or other employee is trading based on material nonpublic information and focus a director’s, officer’s, or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options, or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below captioned “Hedging Transactions.”)
Hedging Transactions: Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit a director, officer, or other employee to continue to own Company Securities obtained through employee benefit plans or otherwise but without the full risks and rewards of ownership. When that occurs, the director, officer, or other employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits you from engaging in such transactions.
Margin Accounts and Pledged Securities: Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, Covered Persons are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

Standing and Limit Orders: Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer, or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a Covered Person determines that they must use a standing order or limit order, the order should be limited to a short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Pre-Clearance and Blackouts.” PRE-CLEARANCE AND BLACKOUTS
The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.
Pre-Clearance Procedures: Directors, officers, accounting employees who assist with preparing SEC filings, investor relations employees who assist with earnings releases, legal department employees who assist with preparing SEC filings, any employees on the Company’s disclosure committee, and any persons designated by the Company’s General Counsel as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons (“Designated Insiders”), may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the General Counsel. A request for pre-clearance should be submitted to the General Counsel at least three business days in advance of the proposed transaction. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the General Counsel. The requestor must use the pre-clearance request form provided by the General Counsel and should indicate whether he or she has effected any nonexempt “opposite-way” transactions within the past six months and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if applicable. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if applicable, at the time of any sale.
If a person seeks pre-clearance and permission to engage in the transaction is granted, then such transaction must be effected within three business days of receipt of pre-clearance unless an exception is granted. Such person must promptly notify the General Counsel following the completion of the transaction. A person who has not effected a transaction within the time limit may not engage in such transaction without again obtaining pre-clearance of the transaction from the General Counsel.

Quarterly Blackout Periods: Designated Insiders may not conduct any transactions involving Company Securities (other than as specified by this Policy), during a “Blackout Period” beginning after the close of trading on the 15th day of the final month of each fiscal quarter (or, if such day is not a Trading Day, the end of the last Trading Day preceding such day) and ending after the close of trading on the second full Trading Day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning after the close of trading on the second full Trading Day following the public release of the Company’s quarterly earnings and ending after the close of trading on the 15th day of the last month of a fiscal quarter. As used herein, the term “Trading Day” shall mean a day on which national stock exchanges, including the Nasdaq Global Select Market, are open for trading.
Trading in Company Securities during a Window Period is not a “safe harbor” from insider trading laws and liabilities, and all Covered Persons and their family members should use good judgment at all times.
Event-Specific Blackout Periods: From time to time, an event may occur that is material to the Company and is known by only a few directors, officers, and/or other employees. So long as the event remains material and nonpublic, the persons designated by the Company’s General Counsel may not transact in Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the General Counsel, designated persons should refrain from transacting in Company Securities even sooner than the typical Blackout Period described above. In that situation, the General Counsel may notify these persons that they should not transact in Company Securities without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period might not be announced to the Company as a whole and therefore should not be communicated to any other person. Even if the General Counsel has not designated you as a person who should not transact in Company Securities due to an event-specific restriction, you should not so transact while aware of material nonpublic information about the Company.
Exceptions: The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Under Company Plans and Certain Other Transactions.” Further, the requirement for pre-clearance, the quarterly trading restrictions, and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”
RULE 10B5-1 PLANS
Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) provides an affirmative defense to insider trading allegations under federal law. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets the conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions described in this Policy.

To comply with the Policy, the adoption, modification, or early termination of a Rule 10b5-1 Plan must be approved in advance by the Company’s General Counsel, and all Rule 10b5-1 Plans must meet the requirements of Rule 10b5-1. Any Rule 10b5-1 Plan must be submitted for approval five business days prior to the entry into the Rule 10b5-1 Plan, and any proposed modifications or terminations thereof must be submitted for approval at least three business days prior to the consummation of such actions. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
In addition, a Rule 10b5-1 Plan may be entered into or modified only (i) at a time when the person entering into or modifying the plan is not aware of material nonpublic information about the Company or Company Securities and (ii) in the case of Designated Insiders, during an open Window Period. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade.
The plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party.
Once a Rule 10b5-1 Plan is pre-cleared and is adopted or modified, it is subject to a “cooling-off” period before execution of the first trade. The “cooling-off” period for directors and officers subject to Section 16 of the Exchange Act ends on the later of: (1) 90 days following the Rule 10b5-1 Plan adoption or modification; or (2) two business days following the disclosure in Form 10-Q or Form 10-K of the Company’s financial results for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified (however, the cooling-off period will not exceed 120 days following plan adoption or modification). For all other individuals, a 30 day cooling-off period is required.
A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Directors and officers subject to Section 16 of the Exchange Act must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.
All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.
POST-TERMINATION TRANSACTIONS
This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information about the Company when his or her service terminates, that individual may not transact in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Pre-Clearance and Blackouts” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

SECTION 16 COMPLIANCE
Each director and each person deemed to be an “officer” in accordance with Rule 16a-1(f) (a “Section 16 Officer”) promulgated under the Exchange Act, must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act (“Section 16”). The practical effect of these provisions is that directors and Section 16 Officers who purchase and sell Company Securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of a stock option or restricted stock unit under the SailPoint, Inc. Omnibus Incentive Plan, nor the exercise of that stock option or the vesting of that restricted stock unit, nor the receipt of stock under the ESPP is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16.
Each director and Section 16 Officer must, or cause their applicable broker to, immediately report to the Company’s General Counsel at legaldepartment@sailpoint.com the details of every transaction, including, but not limited to, any Trade, gifts, transfers, and all 10b5-1 Transactions, of SailPoint’s securities by such person, any family members, and any entities controlled by such person subject to this Policy. The Company requires immediate reporting of transactions, and in any case no later than the next business day, due to reporting obligations that certain insider reports be filed with the SEC by the second day after the date on which a reportable transaction occurs.
CONSEQUENCES OF VIOLATIONS
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in possession of such information, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys, and state enforcement authorities as well as the laws of foreign jurisdictions.
Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. Regulators have also prosecuted insider trading violations where an employee or insider has traded in the stock of another related company based on material nonpublic information learned in connection with their employment or role as an insider.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

POLICY SUBJECT TO REVISION
The Company may change or otherwise revise the terms of this Policy from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material changes or revisions to this Policy.
INQUIRIES
Please direct any questions about this Policy or its application to any proposed transaction to the Company’s Corporate Secretary at Corporate-Secretary@sailpoint.com.